UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 23, 2007
BLAIR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-00878	25-0691670

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer File Number)

220 Hickory Street, Warren, Pennsylvania	16366-0001

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (814) 723-3600
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.
     On January 23, 2007, Blair Corporation, a Delaware corporation (the “Company”), BLR Acquisition Corp., a Delaware corporation (“Merger Sub”), and Appleseed’s Topco, Inc., a Delaware corporation and portfolio company of Golden Gate Capital (“Appleseed’s”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Appleseed’s will acquire all of the outstanding shares of Company common stock for $42.50 per share in cash, without interest (“Merger Consideration”), or approximately $173.6 million in the aggregate. In addition, each outstanding unvested restricted share of the Company will be converted into the right to receive cash in an amount equal to the Merger Consideration, and the holders of all outstanding options to acquire shares of Company common stock will receive an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of the option. Under the terms of the Merger Agreement, the Company is to be acquired by Appleseed’s through a merger of Merger Sub and the Company, with the Company as the surviving corporation (the “Merger”).
     The parties currently anticipate consummating the Merger in the Spring of 2007. Upon the closing of the Merger, shares of the Company’s common stock would no longer be listed on the AMEX. The consummation of the Merger is subject to the approval of the Company’s stockholders, the expiration of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and satisfaction of other customary closing conditions. Pursuant to the terms of the Merger Agreement, the Company may solicit additional proposals to acquire the Company for a period of 30 days following the date of the Merger Agreement. The Board of Directors of the Company, with assistance of its independent advisors, intends to solicit proposals during this period.
     The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. A copy of the Company’s press release announcing the signing of the Merger Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Notice to Blair Corporation Investors
     The Company intends to file a proxy statement in connection with the proposed merger. The Company’s investors and security holders are urged to read the proxy statement and other relevant materials when they become available, because they will contain important information about the Company and the proposed Merger. In addition to the documents described above, the Company files annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the “SEC”). The proxy statement and other relevant materials (when they become available), and any other documents filed with the SEC by the Company are available without charge at the SEC’s website, at www.sec.gov. In addition, investors and security holders may obtain copies of the documents filed with the SEC by the Company without charge by contacting: Roger Allen, Blair Corporation., 220 Hickory Street, Warren, Pennsylvania 16366 or by visiting the Company’s website at www.blair.com.
     The Company is not currently engaged in a solicitation of proxies of the investors or security holders of the Company in connection with the proposed Merger. If a proxy solicitation commences, the Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed merger. A description of certain interests of the directors and executive officers of the Company is set forth in the Company’s proxy statement for its 2006 annual meeting which was filed with the SEC on March 24, 2006. Additional information regarding the interests of such potential participants will be included in the definitive proxy statement and other relevant documents to be filed with the SEC in connection with the proposed Merger.

Forward-Looking Information
This disclosure contains certain statements, including without limitation, statements containing the words “believe,” “plan,” “expect,” “anticipate,” “strive,” and words of similar import relating to future results of the Company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, demand for and market acceptance of new and existing products, as well as other risks and uncertainties detailed in the most recent periodic filings of the Company with the Securities and Exchange Commission.
Item 9.01. Financial Statements and Exhibits.
          (d) Exhibits.

Exhibit 2.1	Agreement and Plan of Merger, dated as of January 23, 2007 among Blair Corporation, BLR Acquisition Corp., and Appleseed’s Topco, Inc.

Exhibit 99.1	Joint Press release issued by Blair Corporation and Appleseed’s Topco, Inc. dated January 23, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2007	BLAIR CORPORATION
	By:	/S/ AL LOPEZ
Al Lopez
President and Chief Executive Officer